Exhibit 10.8

February __, 2019

Evan Sohn

117 E Hudson Ave

Englewood NJ 07631

RE: Appointment as Executive Chairman of Truli Technologies, Inc.

Dear Evan,

This Letter of Agreement (this “Agreement”) confirms your appointment as Executive Chairman of Truli Technologies Inc. (the “Company”) and as a member of the Company’s Board of Directors (the “Board”). Your appointment as Executive Chairman of the Company is subject to approval by the Board. This Agreement sets out the duties, terms of appointment and remuneration of the Executive Chairman position and your duties as a member of the Board. By accepting the appointment you confirm that you are not subject to any restrictions or non-compete agreements which prevent you holding office as an executive officer of the Company.

1.	DUTIES

1.1.	Time commitment. We anticipate that you will spend a minimum of 50 hours per month on work for the Company. This will include attendance at Board meetings, Board Committee meetings, corporate strategy and supporting the Company’s Chief Executive Officer (the “CEO”) throughout the planning and execution of the Company’s business plan. In addition, you will be required to consider all relevant papers prior to each Board meeting and you may be required to devote additional time to the Company when it is undergoing a period of particularly increased activity. By accepting this appointment, you confirm that you are able to allocate sufficient time to the Company to discharge your responsibilities effectively.

1.2.	Attendance at Board Meetings. You will be expected to attend and lead all Company Board meetings, subject to you abstaining from matters under discussion which involve a conflict or potential conflict of interest with the activities of any undertaking in which you may hold a real or beneficial interest.

1.3	External Relations. You will assist the CEO and the directors as required in their dealings with the Company’s shareholders.

2.	TERM OF OFFICE

Subject to the Board’s approval of the terms of this Agreement, and amendment of the Company’s Bylaws to create the position of Executive Chairman as an executive officer of the Company, your appointment as Executive Chairman shall be for a period of two years commencing on February 1, 2019 (the “Term”). The Term may be extended by mutual agreement by and between you and the Company.

Further, subject to appointment by the Board, you shall be appointed as a member of the Board to serve until the Company’s next annual meeting of shareholders. Provided, however, the Board may remove you as an officer (but not as a director) subject to your rights under this Agreement.

3.	ROLE AND DUTIES

3.1.	As Executive Chairman you shall have the same general legal responsibilities to the Company as any other officer or director. The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to: a) provide entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed, b) set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives, and review management performance, and c) develop and promote its collective vision of the Company’s purpose, culture, values and the behaviors it wishes to promote in conducting its business and ensure that its obligations to its shareholders and others are understood and met.

3.2.	In addition, in your role as Executive Chairman you should:

A.	support the CEO in the planning and execution of the corporate strategy to drive measurable results in the Company’s business;

B.	represent the Company when appropriate to the public markets, analysts and investor community;

C.	chair the Board and general meetings of the Company and meetings of the Board’s nomination committee, if any;

D.	set the Board’s agenda (primarily focused on strategy, performance, value creation and accountability) and ensure that adequate time is available for discussion of all agenda items, in particular strategic issues;

E.	ensure that the Board and the Company have effective decision-making processes and apply sufficient challenge to major proposals;

F.	ensure that the Board receives accurate, timely and clear information from the Company’s executive officers and employees;

G.	ensure effective communication with shareholders and other stakeholders and that directors are made aware of the views of those who provide the Company’s capital;

H.	ensure that the performance of the Board, its committees and individual directors is evaluated at least once a year and that the Board acts on the results of such evaluation; and

I.	provide financial oversight over the Company’s budget.

3.3.	You shall be entitled to request all relevant information about the Company’s affairs as is reasonably necessary in order to enable you to discharge your duties.

4.	INDEPENDENT LEGAL ADVICE

In some circumstances you may consider that you need professional advice in the furtherance of your duties as a director and/or Executive Chairman and it may be appropriate for you to seek advice from independent advisers at the Company’s expense. The Company shall reimburse the full cost of expenditure incurred in accordance with its reimbursement policies.

5.	OUTSIDE INTERESTS

5.1.	It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. If you become aware of any potential conflicts of interest, you shall immediately disclosure such conflicts to the Company’s CEO and corporate secretary.

6.	CONFIDENTIALITY

6.1	All information known by you relating to the Company is confidential to the Company and should not be disclosed to third parties or used for any reason other than in the interests of the Company, either during your appointment or following termination (by whatever means), without prior clearance from the CEO.

6.2	You acknowledge that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries and affiliates from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party. You agree to promptly execute any agreements generally distributed by the Company to its employees requiring such employees, including you, to abide by the Company’s inside information policies.

7.	REVIEW PROCESS

The performance of individual directors, the whole Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the CEO or the senior independent director as soon as you can.

8.	TERMINATION

8.1.	Notwithstanding any other provision hereto, at any time during the Term the Company may terminate your employment as Executive Chairman upon providing you with a notice of intent to terminate three months prior to the effective date of such termination. You may also terminate your employment as Executive Chairman at any time upon providing the Company notice of intent to terminate three months prior to the effective date of such termination.

8.2.	Your appointment may be terminated without notice at any time (including during the two-year term) if (i) you are convicted of, or plead guilty or nolo contendere to, a felony related to the business of the Company; (ii) you, in carrying out your duties hereunder, act or have acted with gross negligence or intentional misconduct resulting, in any case, in harm to the Company; (iii) you misappropriate Company funds or otherwise defraud the Company; (iv) you breach your fiduciary duties to the Company resulting in profit to yourself, directly or indirectly; (v) you materially breach any agreement with the Company; (vi) you breach any provision of Section 6 of this Agreement; (vii) you become subject to a preliminary or permanent injunction issued by a United States District Court enjoining you from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) you become subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (ix) you refuse to carry out a resolution adopted by the Company’s Board at a meeting in which you was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) you abuse alcohol or drugs in a manner that interferes with the successful performance of your duties.

8.3.	In the event that your appointment as Executive Chairman is terminated, you agree to immediately resign as a director of the Company.

9.	FEES

9.1.	As Executive Chairman, you will be entitled to receive a fee of $120,000 per annum payable monthly in arrears. In addition, you will be entitled to claim by monthly invoice reimbursement of any properly vouched reasonable business expenses necessarily incurred by you in the performance of your duties on the Company’s business.

9.2.	Common Stock: In addition to the fee, by March 1, 2019, the Company shall deliver to you shares of the Company’s common stock equal to 2.5% of the Company’s outstanding shares as of February 1, 2019. These shares will constitute “restricted securities” as defined in Rule 144 under the Securities Act of 1933. These shares shall vest in full on February 1, 2020, subject to execution of the Company’s standard restricted stock agreement, provided that, if you are terminated from your position as Executive Chairman prior to the vesting date the shares remain unvested and shall be immediately forfeited. If you are terminated by the Company without Cause the shares shall become fully vested as of the separation date.

9.3.	Option Grant. Upon execution of this Agreement the Company shall grant you stock options to purchase shares equal to 2.5% of the outstanding shares of common stock of the Company on February 1, 2019, vesting on the 18th month anniversary of the grant date subject to execution of the Company’s standard stock option agreement, provided that the stock options shall be granted in accordance with the terms of the Company’s Equity Incentive Plan, provided that if you are terminated from your position as Executive Chairman prior to the vesting date the options shall be immediately forfeited. If you are terminated by the Company without Cause the options shall become fully vested as of the separation date.

9.4.	If your employment with the Company is terminated by the Company without Cause, then, all stock rights owned by you on the termination date shall immediately vest.

9.5.	The Board shall review the Executive Chairman’s compensation from time to time as it determines appropriate.

10.	APPLICABLE LAW

This Agreement shall be governed or interpreted according to the internal laws of the State of New York without regard to choice of law considerations. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of New York, County of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

[Signature Page follows]

Please signify your acceptance of the terms of this Agreement by signing and returning to me the enclosed duplicate copy of this Agreement.

Yours sincerely,

Truli Technologies Inc.

/s/ Miles Jennings
Miles Jennings, Chief Executive Officer

DIRECTOR

I hereby agree to the terms of my appointment as Executive Chairman of the Company on the terms set out in the above Agreement of appointment.

/s/ Evan Sohn
Evan H. Sohn

February ___, 2019